SCHEDULE A

GENERAL PARTNERS, CONTROL PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF HIGHBRIDGE CAPITAL MANAGEMENT, LLC

The following sets forth the name, position, address, principal occupation and citizenship of each general partner, control person, director and/or executive officer of the Reporting Person (the “Instruction C Persons”). To the best of the Reporting Person’s knowledge, (i) none of the Instruction C Persons during the last five years has been convicted in a criminal proceeding (excluding traffic violations or other similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws and (ii) none of the Instruction C Persons owns any Common Shares or is party to any contract or agreement as would require disclosure in this Schedule 13D.

REPORTING PERSON: HIGHBRIDGE CAPITAL MANAGEMENT, LLC

The following sets forth the name, position, address, principal occupation and citizenship of each general partner, control person, director and/or executive officer of Highbridge Capital Management, LLC:

Name	Position and Present Principal Occupation	Citizenship	Business Address
Kirk David Rule	Chief Compliance Officer/Executive Director	United States	c/o Highbridge Capital Management, LLC, 277 Park Avenue, 23rd Floor, New York, NY 10172
Marc David Creatore	Chief Operating Officer/Chief Financial Officer/Managing Director	United States	c/o Highbridge Capital Management, LLC, 277 Park Avenue, 23rd Floor, New York, NY 10172
Jonathan Segal	Co-Portfolio Manager/Managing Director	United States	c/o Highbridge Capital Management, LLC, 277 Park Avenue, 23rd Floor, New York, NY 10172
Jason Hempel	Co-Portfolio Manager/Managing Director	United States	c/o Highbridge Capital Management, LLC, 277 Park Avenue, 23rd Floor, New York, NY 10172
Julie Elizabeth Parker	Chief Legal Officer	United States	c/o Highbridge Capital Management, LLC, 277 Park Avenue, 23rd Floor, New York, NY 10172